EXHIBIT 14.1

AINOS, INC. CODE OF BUSINESS CONDUCT AND ETHICS – EFFECTIVE AUGUST 20 2021

1.0	PURPOSE OF THE CODE

This Code of Business Conduct and Ethics (the “Code”) have been adopted by the Board of Directors (the “Board”) of AINOS, INC., a Texas corporation (the “Company”) for directors, executive officers and employees of the Company (the “Covered Persons”). This Code is intended to focus the directors, executive officers and employees on areas of ethical risk, provide guidance to directors, executive officers and employees to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Each director, executive officer and employee must comply with the letter and spirit of this Code.

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely, and understandable disclosures in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;
•	compliance with applicable governmental laws, rules, and regulations;
•	the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and
•	accountability for adherence to this Code.

2.0	REFERENCED AUTHORITIES

The Company any intends this Code to be the written Code of Ethics required under Section 406 of the Sarbanes Oxley Act of 2002. It is intended to comply with the standards set forth in Regulation S-K, Item 406, of the Securities and Exchange Commission (the “SEC”) Regulations or any successor rule.

3.0	FIDUCIARY RESPONSIBILITIES

3.1

Duty of Loyalty. Covered Persons must be loyal to the Company and must act at all times in the best interest of the Company and its shareholders and subordinate self-interest to the corporate and shareholder’s good. Covered Persons should never use their position to make a personal profit. Covered Persons must perform their duties in good faith, with sound business judgment and with the care of a prudent person.

AINOS, INC. CODE OF BUSINESS CONDUCT AND ETHICS – EFFECTIVE AUGUST 20 2021

3.2

Conflict of Interest. Covered Persons must avoid conflicts of interest with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company must be disclosed immediately to the Chairman of the Board. A “conflict of’ interest” occurs when the private interest of’ a Covered Person interferes in any way, or appears to interfere, with the interests of the Company as a whole. Conflicts of interest also arise when a Covered Person, or a member of his or her family, receives improper personal benefits as a result of his or her position as a Covered Person. Below are illustrative examples of activities that may raise conflict of interest issues. The list is not exhaustive and is not intended to limit the broad scope and spirit of the prohibition on conflicts of interest:

•	Relationship with third-parties. Directors, executive officers and employees may not engage in any conduct or activities that are inconsistent with the Company’s best interests or that disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

•	Compensation from non-Company sources. Directors, executive officers and employees may not accept compensation, in any form, for services performed for the Company from any source other than the Company.

•	Gifts. Directors, executive officers and employees and members of their families may not offer, give or receive gifts from persons or entities who deal with the Company in those cases where any such gift is being made in order to influence the actions of a director as member of the Board or the actions of an executive officer as an officer of the Company, or where acceptance of the gifts would create the appearance of a conflict of interest.

•	Loans or Guarantees. Loans guarantees of the obligations of a Covered Person, or a member of his or her family, may create conflicts of interest.

3.3

Corporate Opportunities. Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. Covered Persons are prohibited from: (a) taking for themselves personally opportunities that are discovered through the use of corporate property, information or the Covered Person’s position; (b) using the Company’s property, information, or position for personal gain, or (c) competing with the Company, directly or indirectly, for business opportunities, provided, however, if the Company’s Board determines that the Company will not pursue an opportunity that relates to the Company’s business, a Covered Person may do so upon a written resolution of both the Executive Committee and the Board.

AINOS, INC. CODE OF BUSINESS CONDUCT AND ETHICS – EFFECTIVE AUGUST 20 2021

4.0	PROTECTION OF COMPANY PROPERTY AND INTERESTS

4.1

Confidentiality. Covered Persons must maintain the confidentiality of information entrusted to them by the Company or its customers, and any other confidential information about the Company that comes to them, from whatever source, in their capacity as a Covered Person, except when disclosure is authorized or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

4.2

Protection and Proper Use of Company Assets. Covered Persons must protect the Company’s assets and ensure their efficient use. Theft, loss, misuse, carelessness and waste of’ assets have a direct impact on the Company’s profitability. Covered Persons shall not use Company’s time, employees, supplies, equipment, tools, buildings or other assets for personal benefit without prior authorization from the Board or as part of a compensation or expense reimbursement program.

4.3

Fair Dealing. Covered Persons shall deal fairly and oversee fair dealing generally with the Company’s directors, officers, employees, customers, suppliers and competitors. Actions that involve unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of’ material facts or any other unfair dealing practices are strictly prohibited.

4.4

Accuracy of Business Records. The integrity, reliability and accuracy in all material respects of the Company’s books, records and financial statements is fundamental to the Company’s continued and future business success. No Covered Person may cause the Company to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. In addition, Covered Person may create any false or artificial documentation or book entry for any transaction entered into by the Company. Similarly, executive officers and employees who have responsibility for accounting and financial reporting matters have a responsibility to accurately record all funds, assets and transactions on the Company’s books and records.

5.0	COMPLIANCE WITH LAWS AND REGULATIONS

5.1

Compliance with Laws. Covered Persons shall comply, and oversee compliance by employees, officers and other directors, with all laws, rules and regulations applicable to the Company, including insider-trading laws. Transactions in Company securities are governed by Company Policy entitled “Insider Trading Policy.”

AINOS, INC. CODE OF BUSINESS CONDUCT AND ETHICS – EFFECTIVE AUGUST 20 2021

5.2

Compliance with SEC Regulations. It is the Company’s policy that the reports and documents it files with or submits to SEC and its earnings releases and similar public communications made by the Company, include fair, timely and understandable disclosure. Executive officers and employees who are responsible for these filings and disclosures, including the Company’s principal executive, financial and accounting officers, and legal counsel must use reasonable judgment and perform their responsibilities honestly, ethically and objectively in order to ensure that this disclosure policy is fulfilled. The Company’s senior management are primarily responsible for monitoring the Company’s public disclosure.

5.3

Compliance with Anti-Corruption Laws and Rules. All Covered Persons shall not violated the anti-corruption laws and standards in the countries in which we operate, including the US Foreign Corrupt Practices Act (the “FCPA”) and the Organisation for Economic Cooperation and Development (the “OECD”) Guidelines/International Chamber of Commerce’s Rules of Conduct and Recommendations to Combat Extortion and Bribery.

5.4

Personal Data and Privacy. The Company and all Covered Persons must respect and comply with all laws and regulations that apply to the collection, use, distribution, destruction and other processing of personal data. Personal data encompasses any data about an identified or identifiable individual. For each jurisdiction in which we operate, personal data includes any information governed by applicable privacy and personal data protection laws, including but not limited to in the United States the Health Information Portability and Accountability Act (HIPAA), Fair Credit Reporting Act (FCRA), California Consumer Privacy Act, State Breach Notification Laws.

6.0

Compliance with Antitrust and Unfair Competition Laws. It is Company’s policy to comply with the antitrust and competition laws and regulations of the U.S. and European Union, as well as similar laws and regulations existing in other countries and regions.

The Company’s executives and employees (with the assistance and/or guidance of legal counsel, retained experts and/or consultants, if necessary), must decide independently of competitors, which products are to be produced, in what quantities, to whom they will sell, and at what prices, terms, and conditions.

Actual or potential competitors are not permitted to act in concert, including signaling to one another, or agree among themselves, to fix, set, or control any of the aspects just described, except in rare circumstances and with regulatory approval.

AINOS, INC. CODE OF BUSINESS CONDUCT AND ETHICS – EFFECTIVE AUGUST 20 2021

To avoid an appearance of collusion or improper conduct, Covered Persons must not engage in public or private, oral, or written contracts, discussions, or agreements with an actual or potential competitor about the following matters without first being advised by, and granted permission to do so, by the Company’s legal counsel including, but not limited to communications relating to:

•	Pricing policies, discounts, margins, rebates, and other terms and conditions of sale;
•	Pricing practices or trends of suppliers, wholesalers, distributors, or customers;
•	Bids, the intent to bid, or bid procedures;
•	Projected profits, profit margins, market shares, or product concentrations within an identified market;
•	Costs and projected costs;
•	Business, marketing, and promotional plans, including product launch dates or controls or limitations on advertising initiatives;
•	Customer or supplier selection, rejection, or termination;
•	Not to sell to or buy from particular individuals or firms (so-called boycotts); • Current or potential research activities;
•	Credit terms;
•	Freight charges or royalties;
•	Allocating sales territories, customers, customer lists, or a particular customer’s business;
•	Controlling the rate of production or market supply of any product or raw materials essential to the completion of any product; or
•	Controlling or attempting to control or delay the production or market supply of any comparable product, analogue, or perceived substitute for an Amgen product with potential competitor(s), or vice-versa, to control, delay the production, or market supply by the Company of any comparable product, analogue, or perceived substitute for an existing product of another pharmaceutical company (e.g., “pay for delay” or “reverse payment” provisions).
•	Selling multiple of the Company’s products together for a discounted rate (i.e., bundling);
•	Requiring a customer to buy from the Company before buying from the customer (i.e., reciprocal dealing);
•	Requiring a customer purchase one of the Company’s product as a precondition in order to purchase a second product of the Company (i.e., tying);
•	Entering into agreements in which the Company limits the individuals or firms from whom it will purchase goods or services, or attempting to limit a customer’s right to purchase goods and services from others;
•	Discriminating with respect to price, discounts, or allowances among similarly-situated and competing customers.
•	Entering into agreements or understandings with wholesalers/distributors about the prices that the reseller will charge its customers;
•	Inducings customers to terminate, breach, or violate contracts with competitors; or
•	Bribing customers or suppliers in order to help the Company’s business interests or hurt competitors.

AINOS, INC. CODE OF BUSINESS CONDUCT AND ETHICS – EFFECTIVE AUGUST 20 2021

7.0	WAIVERS AND AMENDMENTS

7.1

Waivers. No waiver of any provisions of the Code for the benefit of a Covered Person shall be effective unless (i) approved by the Board of Directors or a committee thereof, and (ii) if applicable, such a waiver is promptly disclosed to the Company’s shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.

7.2

Amendments. All amendments to this Code must be approved by the Board of Directors or a committee thereof and, if applicable, must be promptly disclosed to the Company’s shareholders in accordance with applicable United States securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.

8.0	WHISTLEBLOWING

8.1

Promotion of Ethical Behavior. The Company’s directors and executive officers shall promote ethical behavior and take steps to ensure the Company (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation; (b) encourages employees to report violations of laws, rules or regulations to appropriate personnel; and (c) informs employees that the Company will not permit retaliation for reports made in good faith.

8.2

No Retaliation for Reporting Suspected Violations of Code. Any executive officer or employee who in good faith reports a suspected violation under this Code by the Company, or its agents acting on behalf of the Company, or who in good faith raises issues or concerns regarding the Company’s business or operations, may not be fired, demoted, reprimanded or otherwise harmed for, or because of, the reporting of the suspected violation, issues or concerns, regardless of whether the suspected violation involves the executive officer or employee, the executive officer’s or employee’s supervisor or senior management.

AINOS, INC. CODE OF BUSINESS CONDUCT AND ETHICS – EFFECTIVE AUGUST 20 2021

8.3

No Retaliation for Reporting Suspected Illegal Actions. Any Covered Person who in good faith reports a suspected violation under this Code which the executive officer or employee reasonably believes constitutes a violation of a law or regulation by the Company, or its agents acting on behalf of the Company, to a regulatory or law enforcement agency, may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of the executive officer’s or employee’s employment for, or because of, the reporting of the suspected violation, regardless of whether the suspected violation involves the executive officer or employee, the executive officer’s or employee’s supervisor or senior management of the Company.

8.4

Reporting Suspected Violations. Reports of suspected violations of this Code or of illegal actions shall be made to the Chairman of the Audit Committee and the Company’s legal counsel. The reports and identity of the person reporting suspected violations shall be held in strict confidence and shall not be disclosed except to investigators designated under Section 8.3 of this Code.

9.0	COMPLIANCE

9.1

Dissemination of Code. All Covered Persons shall be supplied with a copy of this Code upon beginning service at the Company. Updates of this Code will be provided from time to time. A copy of this Code is also available to all directors, executive officers and employees by requesting one from the Company. All Covered Persons shall read and execute an acknowledgement of this Code and amendments thereto.

9.2

Failure to Comply with Code. A failure by any director or executive officer to comply with the laws or regulations governing the Company’s business, this Code or any other Company policy or requirement may result in disciplinary action, and, if warranted, legal proceedings.

9.3

Investigations of Violations. Violations will be investigated by the Board or by a person or persons designated by the Board and appropriate action will be taken in the event of any violations of this Code.

9.4	Review of Code. The Board will review this Code annually along with a review of compliance actions.

9.4.1	Prior Policies and Amendments. Prior to August 20, 2021 adopted by the Board of Directors of Amarillo Biosciences, Inc. (attached as Exhibit “A”) superseded by this Code.

AINOS, INC. CODE OF BUSINESS CONDUCT AND ETHICS – EFFECTIVE AUGUST 20 2021

ACKNOWLEDGEMENT

I acknowledge that I have reviewed and understand AINOS, INC.’s Code of Business Conduct and Ethics (the “Code”) and agree to abide by the provisions of the Code.

Signature

Name (Printed or typed)

Position

Date

AINOS, INC. CODE OF BUSINESS CONDUCT AND ETHICS – EFFECTIVE AUGUST 20 2021

EXHIBIT “A”

FORMER CODE OF ETHICS OF AMARILLO BIOSCIENCES, INC.

(SUPERSEDED BY THE AINOS, INC CODE OF BUSINESS CONDUCT AND ETHICS,

EFFECTIVE AUGUST 20, 2021)

THIS CODE OF ETHICS AND ENFORCEMENT (“Code”) for Amarillo Biosciences, Inc. (the “Company”) applies to the chief executive officer, chief financial officer, chief accounting officer or comptroller, and all persons performing similar functions as those already listed. These persons are referenced as “Covered Employees” in this Code.

1.Purpose. This Code is designed to deter wrongdoing and to promote:

a. honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

b. full, fair, accurate, timely, and understandable disclosures in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company;

c. compliance with applicable governmental laws, rules, and regulations;

d. the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

e. accountability for adherence to this Code.

2. Conflicts of Interest.

Covered Employees must avoid any actual or apparent conflict of interest with the Company by adhering to a strict duty of loyalty to the Company. Covered Employees must not solicit or accept business or similar opportunities that could reasonably be expected to accrue to the benefit of the Company. Covered Employees must refrain from receiving any improper personal benefits in connection with his or her position with the Company. Covered Employees may not take any action or have any interest that would affect their ability to objectively and effectively perform the duties owed to the Company as a result of his or her position with the Company. The families of Covered Employees may not take any action or have any interest that Covered Employees are prohibited from taking or having under this Code.

3. Full, Fair, and Accurate Disclosures in Documents Filed with the SEC and other Public Communications of the Company.

Covered Employees must strive to provide the SEC and the public complete, fair, accurate, timely, and understandable disclosures in periodic reports and other documents filed or submitted to the SEC and in all other public communications. Covered Employees are responsible for establishing, maintaining, and periodically evaluating the controls that are in place to govern the disclosure procedures that are designed to ensure the full, fair, and accurate disclosures in reports and other documents. Covered Employees must promptly make members of the Audit Committee of the Board of Directors aware of any information that they may have concerning any deficiencies in the disclosure control procedures or violations of such controls or procedures.

AINOS, INC. CODE OF BUSINESS CONDUCT AND ETHICS – EFFECTIVE AUGUST 20 2021

4. Compliance with all Governmental Laws, Rules, and Regulations.

Covered Employees are required to be familiar with and informed of all governmental laws, rules, and regulations applicable to the Company’s business. Covered Employees are subject to these laws as well as all other appropriate private and public regulatory agency regulations.

Covered Employees must comply with all such governmental laws, rules, and regulations. Reporting Violations of this Code.

Covered Employees shall promptly report any violation of this Code by another Covered Employee to members of the Audit Committee of the Board of Directors. Covered Employees are also encouraged to report any other suspected illegal or unethical conduct connected with the Company’s business by any employee, whether a Covered Employee, or not. Covered Employees who violate this Code are subject to discipline by the Company in any manner it deems fit, including discharge. If the facts are appropriate, the Company may refer any such conduct for civil action or criminal prosecution.

5. Miscellaneous.

Covered Employees are required to use corporate assets entrusted to them responsibly, and to use corporate information solely for the benefit of the Company. Covered Employees are required to promote the ethical behavior of all other employees and peers of the Company. All Covered Employees will be provided a copy of this Code by the Company when they are hired, and all Covered Employees are responsible for becoming familiar with this Code and adhering to the duties, requirements, and obligations herein.

The Company’s Board of Directors is empowered to authorize a waiver of the duties and obligations of this Code. Any waiver of this Code must be disclosed on Form 8-K within such time as is required under applicable Securities and Exchange Commission Regulations and law.

In the event that a violation of this Code is reported to the Company, the Company shall promptly determine the appropriate action to be taken. The Company is authorized to take all actions necessary or proper to ensure adherence to this Code.

The Company intends this Code to be the written Code of Ethics required under Section 406 of the Sarbanes Oxley Act of 2002. It is intended to comply with the standards set forth in Regulation S-K, Item 406, of the Securities and Exchange Commission Regulations or any successor rule.

AINOS, INC. CODE OF BUSINESS CONDUCT AND ETHICS – EFFECTIVE AUGUST 20 2021